UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2005

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1261 Hawk’s Flight Court
El Dorado Hills, California	95762
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 933-7000

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

 On September 28, 2005, NutraCea (“NutraCea or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with a private placement of its securities to certain investors for aggregate gross proceeds of approximately $7.85 million (approximately $7.3 million after estimated offering expenses). Upon closing of the transaction on October 4, 2005, the investors purchased an aggregate of 7,850 shares of Series B Convertible Preferred Stock of the Company (the “Preferred Shares”) at a price of $1,000.00 per share pursuant to the Purchase Agreement. The Preferred Shares can be converted to shares of NutraCea common stock at a conversion rate of 2,000 shares of common stock for each Preferred Share issued in the transaction. The Preferred Shares are subject to the terms and conditions of the Certificate of Determination, Preferences and Rights filed herewith as Exhibit 3.1. Additionally, pursuant to the Purchase Agreement, the investors were issued warrants (the “Warrants”) to purchase an aggregate of 7,850,000 shares of NutraCea common stock at an exercise price of $0.70 per share. The Warrants have a term of five years and are immediately exercisable.

Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of the closing of the transaction covering the possible resale from time to time in the future of the shares of common stock underlying the Preferred Shares and the Warrants. The Registration Rights Agreement provides for certain payments by the Company to the investors if the registration statement is not filed or does not become effective before dates specified in that agreement. Each of the Company and the investors has agreed to indemnify the other party and certain affiliates against certain liability related to the registration statement.

Halpern Capital, Inc. acted as advisor and placement agent for the financing and received a customary fee based on aggregate gross proceeds received from the investors and a warrant to purchase 1,099,000 shares of the Company’s common stock at an exercise price per share of $0.50.

The foregoing summary of the terms and conditions of the Purchase Agreement, the Registration Rights Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents attached as Exhibits hereto, and which are hereby incorporated herein by reference.

Employment Agreements

In connection with the merger involving The RiceX Company (“RiceX”), NutraCea and RiceX entered into employment agreement amendments dated September 30, 2005 with each of Todd C. Crow and Ike E. Lynch for executive officer positions. These employment agreement amendments were contingent upon the closing of the merger involving NutraCea and the RiceX and became effective upon such closing on October 4, 2005. Pursuant to the terms of the employment agreement amendments, NutraCea assumed the employment agreements that Messrs. Crow and Lynch had entered into with RiceX.

Title and Salary. Mr. Crow has the title of Chief Financial Officer of NutraCea and will receive an annual base salary of $150,000. Mr. Lynch has the title of Chief Operating Officer of NutraCea and will receive an annual base salary of $150,000.

Term. Each of Mr. Crow’s and Mr. Lynch’s employment agreements, as amended have a term of three years, beginning on October 4, 2005.

Severance Benefits. If the employment of Mr. Crow or Mr. Lynch is terminated by NutraCea without “cause” (as defined in the employment agreements, as amended), then such executive will be entitled to receive an amount equal to the greater of (i) the monthly base salary multiplied by the number of months remaining on the term of the employment agreement, and (ii) one year of base salary. If Mr. Crow is terminated as a result of a “change of control” (as defined in his employment agreement, as amended) and Mr. Crow is not employed in the same capacity or being paid the same base salary by the new entity, then Mr. Crow shall be entitled to receive a severance payment equal to two (2) years of base salary, or the balance remaining to be paid under the terms of the employment agreement, whichever is greater. If Mr. Lynch is terminated as a result of a “change of control” (as defined in his employment agreement amendment, as amended) and Mr. Lynch is not employed in the same capacity or being paid the same base salary by the new entity, then Mr. Lynch shall be entitled to receive a severance payment equal to one hundred eighty thousand dollars ($180,000).

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 4, 2005, NutraCea, through its wholly-owned subsidiary, Red Acquisition Corporation, a Delaware corporation (“Merger Sub”), consummated its acquisition of RiceX by merger (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated April 4, 2005, by and among NutraCea, Merger Sub and RiceX (the “Merger Agreement”). At the effective time of the Merger, Merger Sub merged with and into RiceX, with RiceX surviving the Merger as a wholly-owned subsidiary of NutraCea. Pursuant to the Merger Agreement and as a result of the Merger, each share of RiceX common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive 0.767995104 shares of NutraCea’s common stock.

In connection with the Merger, NutraCea issued approximately 28,195,614 shares of NutraCea common stock to holders of RiceX common stock. In addition, NutraCea assumed each outstanding option and warrant to purchase RiceX common stock and converted those options and warrants into options and warrants to purchase an aggregate of approximately 11,887,386 shares of NutraCea common stock.

Pursuant to the terms of the Merger, the number of directors serving on NutraCea’s Board of directors increased from five to seven.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

Item 3.02 Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of Preferred Shares and Warrants was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933, as amended. Each of the investors represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

See Item 2.01 above, which disclosures are incorporated herein by reference. The issuance of NutraCea common stock to holders of RiceX common stock and the assumption by NutraCea of options and warrants to purchase RiceX common stock in the Merger was completed in accordance with the exemption provided by Section 3(a)(10) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of the closing of the Merger on October 4, 2005, James W. Kluber resigned as Chief Financial Officer of NutraCea and Patricia McPeak resigned as Chief Executive Officer of NutraCea. Effective as of September 28, 2005, Ernie Bodai resigned as a director of NutraCea.

(c)  (1) Effective as of the closing of the Merger on October 4, 2005, Bradley Edson was appointed as Chief Executive Officer of NutraCea. Mr. Edson has served as President and been a member of the Board of Directors of NutraCea since December 2004. Mr. Edson was formerly the Chairman and CEO of Vital Living Inc., a company that primarily developed and marketed nutraceuticals. Prior to Vital Living, Mr. Edson spent a decade developing a nationwide insurance agency focused on distribution channels for specialty products for the retail market. Prior to that, Mr. Edson was a former principal and officer of a NASD broker/dealer firm.

(2) Effective as of the closing of the Merger on October 4, 2005, Todd C. Crow was appointed as Chief Financial Officer of NutraCea. Mr. Crow has served as Vice President of Finance and Chief Financial Officer of RiceX since November 1998, and as Secretary of RiceX since January 1999. From September 1997 to November 1998, Mr. Crow was RiceX’s Controller and from May 1996 to September 1997, he was RiceX’s Chief Financial Officer. From 1989 until joining RiceX, Mr. Crow held senior financial positions with the Morning Star Group, an agri-business holding company, and Harter, Inc., a food-processing manufacturer. Mr. Crow has entered into an amended employment agreement with NutraCea pursuant to which he was appointed Chief Financial Officer. The material terms of such employment agreement amendment are described in Item 1.01 above under the heading “Employment Agreements.”

(3) Effective as of the closing of the Merger on October 4, 2005, Ike E. Lynch was appointed as Chief Operating Officer of NutraCea. Prior to joining NutraCea, Mr. Lynch currently served as RiceX’s CEO and Vice President of International Business Development and since January 1997, President and Chief Operating Officer of RiceX Nutrients, Inc. From 1966 through 1982, Mr. Lynch was employed by the H. J. Heinz Company in various management roles, culminating with the President and CEO position of the Hubinger Company, a subsidiary of Heinz. In 1982, Mr. Lynch left Heinz to become President and CEO of Dawn Enterprises LLC, specializing in Ethanol production and marketing. Mr. Lynch left Dawn Enterprises in 1989 to form Centennial Foods, Incorporated, where he served as President and Chief Executive Officer until RiceX’s acquisition of Centennial Foods in 1997. Mr. Lynch has entered into an amended employment agreement with NutraCea pursuant to which he was appointed Chief Operating Officer. The material terms of such employment agreement amendment are described in Item 1.01 above under the heading “Employment Agreements.”

(d) Effective as of the closing of the Merger on October 4, 2005, Steven W. Saunders, James C. Lintzenich and Edward L. McMillan, each of whom previously served as a director of RiceX, were appointed to the board of directors of NutraCea. These individuals were appointed pursuant to the terms of the Merger Agreement, which provides that following the closing of the Merger, the board of directors of NutraCea shall consist of three persons designated by NutraCea, three persons designated by RiceX and one person mutually designated by NutraCea and RiceX.

Members of NutraCea’s board of directors are eligible to receive 35,000 shares of NutraCea common stock annually.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of this Form 8-K will be filed by amendment within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(c) Exhibits.

2.1
Agreement and Plan of Merger and Reorganization dated April 4, 2005 among NutraCea, The RiceX Company and Red Acquisition Corporation. (incorporated by reference to Exhibit 2.1 to NutraCea’s Form 8-K filed on April 4, 2005).

3.1	Certificate of Determination, Preferences and Rights of Series B Convertible Preferred Stock.
4.1	Form of Warrant.
10.1	Securities Purchase Agreement, dated September 28, 2005, by and among NutraCea and the investors named therein.
10.2	Registration Rights Agreement, dated September 28, 2005, by and among NutraCea and the investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2005	NUTRACEA

	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)